Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

BEAM INC.

Beam Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

A. The name of the Company is Beam Inc. The original certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 1, 1985 under the name American Brands Holding Company.

B. This restated certificate of incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Company’s certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate of incorporation.

C. The text of the certificate of incorporation of the Company is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Beam Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is United States Corporation Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

1. The total number of shares of all classes of stock that the Company shall have authority to issue is eight hundred and ten million (810,000,000) shares, of which seven hundred and fifty million (750,000,000) shares shall be Common Stock, par value $3.125 per share, and sixty million (60,000,000) shares shall be Preferred Stock, without par value. The designations and the powers, preferences and rights of the Common Stock and the Preferred Stock, and the qualifications, limitations or restrictions thereof, are as provided in or pursuant to this Article IV.

2. (a) The rights of holders of Common Stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the

Company shall be subject to the preferences and other rights of the Preferred Stock as may be fixed in this Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issue of such Preferred Stock.

(b) The holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

3. Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock in one or more series and to fix by the resolution of resolutions providing for the issue of shares of any such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent permitted by this Certificate of Incorporation and the law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

(i)	The number of shares to constitute such series, and the distinctive designations thereof;

(ii)	The voting powers, full or limited, if any, of such series;

(iii)	The rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relations to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or noncumulative, and, if cumulative, the dates from which dividends on shares of such series shall be cumulative;

(iv)	The right, if any, of the Company to redeem shares of such series and the terms and conditions of such redemption;

(v)	The requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

(vi)	The rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Company;

(vii)	The rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or rate or rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange; and

(viii)	Any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

4. The number of authorized shares of any class or classes of stock of the Company may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company that is entitled to vote, without a separate class vote of any class or classes of stock of the Company, except as may be otherwise provided in this Certificate of Incorporation or in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

5. No holder of Common Stock or Preferred Stock, as such, shall have or be entitled to any preemptive right whatsoever.

ARTICLE V

Except for any By-law that by its terms states that it may be amended or repealed only by action of the stockholders, the Board of Directors is authorized to adopt, amend or repeal the By-laws of the Company.

ARTICLE VI

Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders. Special meetings of stockholders of the Company may be called only by the Chairman of the Board, the President, the Board of Directors, by resolution adopted by a majority of the entire Board, or by the Secretary, to the extent required by the by-laws of the Company, upon the written request of the holders of record of not less than 25% (the “Requisite Percent”) of the voting power of the Common Stock.

ARTICLE VII

[Intentionally left blank]

ARTICLE VIII

1. Except as otherwise provided for, or fixed by, or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock, the number of the directors of the Company shall be fixed from time to time by a resolution of the Board but shall not exceed 20. Subject to the special right of the holders of any class or series of stock to elect directors:

a.	From the effective date of this Certificate of Amendment until the election of directors at the 2010 Annual Meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2011 Annual Meeting, the directors in Class II having a term expiring at the 2012 Annual Meeting and the directors in Class III having a term expiring at the 2010 Annual Meeting.

b.	Commencing with the election of directors at the 2010 Annual Meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2011 Annual Meeting and the directors in Class II having a term that expires at the 2012 Annual Meeting. The successors of the directors who, immediately prior to the 2010 Annual Meeting, were members of Class III (and whose terms expire at the 2010 Annual Meeting) shall be elected to Class I; the Class I directors who, immediately prior to the 2010 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2011 Annual Meeting shall be assigned by the Board of Directors to Class I; and the directors who, immediately prior to the 2010 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II for a term expiring at the 2012 Annual Meeting.

c.	Commencing with the election of directors at the 2011 Annual Meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the 2012 Annual Meeting. The successors of the directors who, immediately prior to the 2011 Annual Meeting of stockholders, were members of Class I (and whose terms expire at the 2011 Annual Meeting) shall be elected to Class II for a term that expires at the 2012 Annual Meeting, and the directors who, immediately prior to the 2011 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II for a term expiring at the 2012 Annual Meeting.

d.	From and after the election of directors at the 2012 Annual Meeting of stockholders, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2012 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Each director elected at any Annual Meeting shall hold office until such director’s successor shall have been elected and qualified.

2. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock, nominations for the election of directors may be made by the Board of Directors or by any record owner of stock of the Company authorized to be issued from time to time under Article IV of this Certificate of Incorporation and entitled to be voted generally in the election of directors (“Voting Stock”). Any such stockholder, however, may nominate one or more persons for election as director at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of such meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made Each such notice shall include (1) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (2) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (3) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (4) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

3. Except as otherwise provided for, or fixed by, or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office (a) if, at the time of such director’s election, the Board of Directors is classified pursuant to Article VIII, Section 1 of this Certificate of Incorporation, for the remainder of the full term of the class of directors in which the new directorship or vacancy was created or (b) if, at the time of such director’s election, the Board of Directors has ceased to be classified pursuant to Article VIII, Section 1 of this Certificate of Incorporation, for a term expiring at the next Annual Meeting of stockholders, and in each case until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. Subject to the special right of the holders of any class or series of stock to elect directors, (a) prior to the time at which the Board ceases to be classified pursuant to Article VIII, Section 1 of this Certificate of Incorporation, directors may be removed only for cause and (b) from and after the time at which the Board ceases to be classified pursuant to Article VIII, Section 1 of this Certificate of Incorporation, any director or the entire Board may be removed with or without cause, provided that any removal pursuant to clause (a) or (b) shall require the affirmative vote of at least a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, at any Annual Meeting of stockholders of the Company or at any special meeting of stockholders of the Company, the notice of which shall state that the removal of any director(s) or the entire Board is among the purposes of the meeting.

ARTICLE IX

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Article IX, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The Company reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer of the Company on this 20th day of November, 2012.

BEAM INC.

By:
Kenton R. Rose Senior Vice President, General Counsel and Chief Administrative Officer and Secretary

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